EXHIBIT 5.1

                           OPINION OF BEST & FLANAGAN

                                December 7, 1999


The Board of Directors
Micro Component Technology, Inc.
2340 West County Road C
St. Paul, MN 55113

         We have acted as counsel for Micro Component Technology, Inc., a Minnesota corporation (the "Company"), in connection with the proposed issuance of shares of common stock to shareholders of Aseco Corporation ("Aseco") in the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of September 18, 1999, among the Company, Aseco and MCT Acquisition, Inc. (the "Merger Agreement") as described in the Registration Statement on Form S-4 (the `Registration Statement") filed by the Company with the Securities and Exchange Commission on October 26, 1999 for the registration of the Common Stock under the Securities Act of 1933, as amended.

         We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purpose of this opinion.

         Based upon the foregoing, it is our opinion that:

         (i) The Company is a corporation duly organized and legally existing under the laws of the State of Minnesota;

         (ii) All action necessary to make valid the proposed issuance of the common stock by the Company in the Merger will have been taken when:

              (A) the Registration Statement, as it may be amended, shall have become effective;

              (B) the Merger shall have been approved by the requisite vote of the stockholders of Aseco and the issuance of common stock in the Merger shall have been approved by the requisite vote of the shareholders of the Company;

              (C) All other conditions to the completion of the Merger set forth in the Merger Agreement shall have been satisfied or waived and requisite filings shall have been made under the corporate laws of Minnesota and Delaware; and

              (D) the common stock shall have been appropriately issued and delivered for the consideration contemplated by, and otherwise in conformity with, the Merger Agreement.

         We are further of the opinion that when the steps set forth in paragraph (ii) shall have been taken, the commons tock will have been duly issued and be validly outstanding and all shares thereof will be fully paid and nonassessable.

         We hereby consent to the use of our name in the Registration Statement and in the joint proxy statement/prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /S/ Best & Flanagan LLP

                                       BEST & FLANAGAN LLP